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                                                                    EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into this July 13, 1995, by and among CHANNEL AMERICA TELEVISION NETWORK, INC., a Delaware corporation (herein "CATN" or the "Company"), and EVRO CORPORATION, a Florida corporation ("EVRO" or the "Purchaser").

                                  RECITALS:
         A. WHEREAS, the Company, the Purchaser and EVRO NETWORK, INC., a Florida corporation which is a wholly-owned subsidiary of Purchaser ("EVRO Subsidiary"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), whereby after fulfilling all conditions thereto and obtaining all requisite shareholder approvals, the Company shall be merged into EVRO Subsidiary (the "Merger"), and the shareholders of the Company as of the Merger's effective date will receive shares of the common stock of Purchaser (the "Exchange Shares") which have been duly registered under the Act of 1933, as amended (the "Act").

         B. WHEREAS, the execution and consummation of this Agreement is, among other conditions, a condition precedent to the closing under and effectiveness of the Merger.

         C. WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, shares of the authorized but heretofore unissued common stock of the Company in a number sufficient to assure Purchaser at least fifty-one percent (51%) of the voting control of the Company.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

         1. Purchase of Shares from Company. Subject to and upon the terms and conditions contained herein, at the Closing of the transactions contemplated in this Agreement, the Company shall sell, issue and deliver to the Purchaser, free and clear of any and all preemptive rights and adverse claims whatever, and the Purchaser shall purchase from the Company and pay for Twenty-Seven Million Five Hundred Thousand (27,500,000) shares of the authorized but heretofore unissued common stock of the Company, $.01 par value per share (the "Control Shares").

         2.      Purchase Price and Payment Terms; Escrows; Etc.

                 (a) The purchase price payable to the Company by Purchaser for the Control Shares shall be One Million Dollars ($1,000,000.00), payable in lawful monies of the United States of America, which shall be payable as follows:

                          (i)  Six Hundred Thousand Dollars ($600,000.00) of
the purchase price shall be





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payable in cash (the "Cash Portion"); and

                          (ii)  Four Hundred Thousand Dollars ($400,000.00) of
the purchase price shall be payable in the form of a negotiable promissory note made by Purchaser to the order of the Company, bearing simple interest on the principal amount at the rate of eight percent (8%) per annum (the "Note"). The Note shall have a term of, and all principal and interest shall be due and payable in a single installment on the date which is six (6) months from the date the Note is delivered into escrow as provided below, and the Purchaser may make one or more pre-payments of interest and principal thereunder without penalty. The Note shall be in the form of Exhibit A attached hereto.

               (b) The Company, Purchaser and the Escrow Agent named below have executed that certain Escrow Agreement of even date herewith. Upon execution of this Agreement, Purchaser shall, in accordance with the terms and conditions of the Merger Agreement, deliver the Note and the Cash Portion of the purchase price into an escrow (the "Escrow") with Scolaro, Shulman, Cohen, Lawler & Burstein, P.C., Attorneys at Law, whose address is 90 Presidential Plaza, Syracuse, New York 13202, Attention of Mr. Stephen H. Cohen, Esquire (the "Escrow Agent"). The Escrow Agent shall hold the Note and Cash Portion in its client trust account or equivalent account for safekeeping until notified by Purchaser and the Company to either forward the Note and Cash Portion to the Company or to return them to Purchaser if the Escrow conditions are not satisfied. The Company acknowledges and agrees that the Escrow Agent is special counsel of Purchaser and that Stephen H. Cohen is the Secretary of Purchaser and waives any potential conflicts which are presented by virtue of such facts.

       3. Closing out of Escrow. Subject to the conditions precedent set forth herein, the purchase of the Control Shares and payment for the Control Shares shall take place either at the offices of the Company or the Escrow Agent and on the Closing date which, for purposes of this Agreement, shall mean the date at which Company delivers to the Escrow Agent certification that an aggregate ninety percent (90%) of its noteholders and preferred shareholders have agreed to convert their notes and preferred stock into common stock of the company ("Closing" or "Closing Date"). At such Closing, the Company shall deliver to Purchaser a certificate evidencing the Control Shares, and the Escrow Agent shall deliver to the Company the Note and Cash Portion.

       4. Representations and Warranties of the Company. The Company hereby represents and warrants that representations, warranties and covenants contained in the Merger Agreement shall be incorporated by reference in their entirety in this Agreement and made a part thereof.

       5. Representations and Warranties of Purchaser. Except as specifically stated otherwise in this Agreement, the Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date and agrees with the Company that:

               (a) Investment Intent. Purchaser is acquiring the Control Shares for its own




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account for investment and not with a view to, or for the sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in a transaction covered by an effective registration statement filed with the Securities and Exchange Commission under the Act, or (ii) in compliance with the provisions of an available exemption under the Act.

               (b) Disclosure of Information. Purchaser acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, results of operations, and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Control Shares. The Purchaser further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations and financial conditions and the terms and conditions of the issuance of the Control Shares.

               (c) Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Control Shares, and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Control Shares.

               (d) Restricted Securities. The Purchaser understands that the Control Shares will not have been registered pursuant to the Act or any applicable state securities laws, that the Control Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Control Shares cannot be sold or otherwise disposed of without registration under the Act or an exemption therefrom. In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Act. Stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Control Shares.

               (e) Legend. It is agreed and understood by the Purchaser that all certificates evidencing the Control Shares shall each bear on their reverse side a customary form of investment legend to the effect that the Control Shares have not been registered under the Act and are subject to significant restrictions on transfer.

               (f) Pending or Threatened Litigation. There are no actions, governmental investigations, suits, arbitrations or other administrative, criminal or civil actions pending or threatened against Purchaser or its affiliates. In addition, to the best of Purchaser's knowledge, Purchaser does not know of any basis that exists for any such action, suit, investigation, arbitration or proceeding.

       6. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase and pay for the Control Shares are subject to the fulfillment or Purchaser's written waiver, prior to the Closing Date, of each of the following conditions:





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               (a)      Documents to be Delivered to Purchaser.  At the
Closing, the following documents shall be delivered to Purchaser:

                        (i) A certificate registered in the name of Purchaser, bearing a customary form of investment legend, evidencing the Control Shares;

                        (ii) A certificate executed in the name of the Company by its Chairman and Secretary and dated the Closing Date, certifying in such detail as the Purchaser may request that the representations and warranties of Company contained in this Agreement are then true in all respects, and that the Company has complied with all covenants and conditions required by this Agreement to be performed or complied with by it;

               (b) No Proceedings. There shall not be (i) any effective writs, judgments, decrees, orders, injunctions or mandates outstanding of any nature whatsoever issued by a court or governmental agency of competent jurisdiction directing that the proposed sale of the Control Shares or the proposed Merger not be consummated or (ii) any action, suit, or proceeding pending or threatened by or before any court or governmental body in which it is or may be sought to prohibit, substantially delay, or rescind the proposed sale of the Control Shares or the proposed Merger.

               (c) Percentage of Ownership. At the time that the Note and the Cash Portion of the purchase price are delivered to the Company out of Escrow, the Control Shares shall amount to not less than fifty-one percent (51%) of the outstanding common stock of the Company. For purposes of this computation, the term "outstanding common stock" shall include all shares issuable upon the conversion of convertible securities or debt and all shares issuable upon the exercise of options, warrants or similar instruments, as if such instruments had been exercised or converted.

       7. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement are subject to the fulfillment or waiver by the Company in writing, prior to the Closing Date, of each of the following conditions:

               (a) Documents to be Delivered to the Company. At the Closing, the following documents shall be delivered to the Company:


                        (i) A certificate executed by Purchaser dated the Closing Date, certifying in such detail as the Company may request that the representations and warranties of Purchaser contained in this Agreement are then true in all respects, and that Purchaser has complied with all covenants and conditions required by this Agreement to be performed or complied with by it;


               (b) Payment of Purchase Price into Escrow. Purchaser shall have placed the Note and deposited the Cash Portion of the purchase price into the Escrow as required by Section 2(b) of





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this Agreement.

       8. Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless the Company and its successors and assigns for the full amount of losses, claims, expenses or liabilities (including without limitation reasonable attorneys' fees) arising from or relating to (i) any breach of the representations and warranties made by Purchaser in this Agreement, and (ii) any failure of Purchaser duly to perform any covenant in this Agreement to be performed by Purchaser.

       9. Indemnification by the Company. The Company agrees to indemnify and hold harmless Purchaser for the full amount of all losses, claims, expenses or liabilities (including without limitation reasonable attorneys' fees) arising from or relating to (i) any breach of the representations and warranties made by the Company in this Agreement, and (ii) any failure of the Company duly to perform any covenant in this Agreement to be performed by the Company.

       10. Necessary Information. The Company shall furnish to Purchaser promptly upon its request all information regarding the Company and its business assets, properties, and financial condition which, in the reasonable judgment of Purchaser, is necessary to enable Purchaser to conduct its due diligence relating to the proposed sale of the Control Shares. Each of the parties hereto shall furnish to the others all information concerning such party (including audited financial statements and statistical information) required for inclusion in any application or statement to be filed or made by the other party with or to any governmental agency or third party in connection with the proposed sale of the Control Shares.

       11. Certain Filings; Etc. The Company shall prepare and caused to be filed with the SEC a current report on Form 8-K for the Company pertaining to the execution of this Agreement within the time frame required by the rules and regulations of the Exchange Act. The Purchaser shall prepare and file with the SEC a Schedule 13D and report of beneficial ownership on Form 3 within the time required by the Exchange Act. Both the Company and Purchaser acknowledge that they are subject to the reporting requirements of Section 13 of the Exchange Act.

       12.     Miscellaneous.

               (a) Amendment. This Agreement may be amended, modified, or supplemented only by instrument in writing executed by all the parties hereto.

               (b) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment.

               (c) Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this





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Agreement nor any other Agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

               (d) Entire Agreement. This Agreement, the Merger Agreement, and the Escrow Agreement constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

               (e) Severability. If any provision of this Agreement is to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

               (f) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Purchaser or the Company, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing.

               (g) Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida.

               (h) Captions. The captions in this Agreement agree for convenience or reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

               (i) Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws, and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed.





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               (j)      Notices.  Any notice or communication hereunder or in
any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand delivered or on the third business day following the date on which it is to be mailed. For purposes of notice, the addresses of the parties shall be:

If to the Company:                          With a copy to:
397 Post Road                               Ivy, Barnum & O'Mara
Darien, Connecticut 06820                   170 Mason Street
Attention: Mr. David A. Post,               Greenwich, Connecticut 06836
Chairman                                    Attention: Susan Spalter, Esq.

If to Purchaser:                            With a copy to:
10002 Princess Palm Avenue                  Scolaro, Shulman, Cohen, Lawler &
Suite 304                                   Burstein, P.C.
Tampa, Florida 33619                        90 Presidential Plaza
Attn: Mr. Daniel M. Boyar,                  Syracuse, New York 13202
      President and CEO                     Attn: Mr. Stephen H. Cohen, Esq.

               (k) Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay its own legal and other expenses related to the consummation of the transactions contemplated in this Agreement.

               (l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this letter by exchange of facsimile copies bearing fascimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement. Such facsimile copies shall constitute enforceable original documents.

       IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first above written by Purchaser and the Company.

Channel America Television                  EVRO Corporation
Network, Inc.


By:  /s/ David A. Post                       By:   /s/Daniel M. Boyar
     -------------------------------               ---------------------------
     David A. Post, Chairman and CEO               Daniel M. Boyar, President





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